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Exhibit 99.1

         news release

For Immediate Release	Contacts:	Rob Clark, ADC Public Relations 952.917.0304 rob_clark@adc.com
Mark Borman, ADC Investor Relations 952.917.0590 mark_borman@adc.com

ADC Names New Members to its Board of Directors

Annunziata and Wangberg Bring Seasoned Industry Experience and Leadership
to ADC Board of Directors

MINNEAPOLIS—September 11, 2001—ADC (Nasdaq: ADCT; www.adc.com) today announced the selection of two new members to its Board of Directors. Robert Annunziata, chairman of the board of Velocita Corporation, and Larry Wangberg, chairman and CEO of TechTV, will join ADC's Board of Directors effective October 1, 2001. Annunziata and Wangberg bring extensive experience in managing and leading broadband communications companies.

"We are excited to add the experience and industry depth of these two industry leaders to the ADC board," said Rick Roscitt, ADC's chairman and CEO. "The enormous industry knowledge and experience of both men in broadband communications will complement the strengths of our existing board and add even more leadership capability and insight in directing ADC's future."

Robert Annunziata is currently chairman of the board of Velocita Corporation, a facilities-based provider of fiber optic communications infrastructure to communications carriers, Internet service providers, corporations with enterprise network needs and government entities.

Prior to his current position, Annunziata was CEO and director of Global Crossing, where he grew the corporation to become the world's first global fiber-optic network, offering a full range of Internet, data and voice services, with annualized revenues of $4 billion. Prior to Global Crossing, Annunziata was President of the Business Services Unit of AT&T, whom he joined in July 1998 via AT&T's $11.3 billion acquisition of Teleport Communications Group (TCG), the company he built into the nation's first and largest competitive local exchange company (CLEC). TCG introduced the U.S. to the concept of local phone service competition in 1985 by offering local telecommunications services in New York. Annunziata was TCG's Chairman.

"I'm pleased to join the ADC Board of Directors because I'm impressed with the company's leadership, technologies, and focus on broadband solutions for the last mile. I believe that ADC is one of the leading companies in the broadband space and is well-positioned to return to high-growth when the industry returns to higher levels of capital spending," said Annunziata.

Larry Wangberg has more than 20 years of cable television, broadband technology and software experience, and is currently chairman and CEO of TechTV. Wangberg launched TechTV in 1997, and has led the creation of the only cable television network covering technology information, news and entertainment from a consumer, industry and market perspective 24 hours a day. TechTV has distribution deals with the major cable and satellite companies and is available in 26 million households and sells programming into 65 countries. The company is controlled by Paul Allen Ventures.

Prior to launching TechTV, Wangberg served as Chairman and CEO of StarSight Telecast, Inc., an interactive navigation and program guide company, where he directed the company's growth in cable,

satellite, telco video, consumer electronics, and licensing. Wangberg has also served as chairman and CEO of Times Mirror Cable Television (TMCT) and senior vice president of the parent Times Mirror Company. In 1995, Wangberg consummated a $2.3 billion tax-free merger to TMCT into Cox Communications. Prior to TMCT, he was president and COO of Warner Amex Cable Metro Division.

Wangberg has also served as chairman of the National Cable Television Association (NCTA) and the Kaitz Foundation and director of Cable Labs and C-SPAN. Wangberg has an MS in industrial engineering with minors in computer science and mathematical statistics and a BS in mechanical engineering, both from the University of Minnesota.

"ADC has a long legacy and outstanding reputation in the cable industry and is pioneering the transformation of cable networks to next generation IP technologies with its Cuda platform," said Wangberg. "I look forward to lending my industry experience and industry knowledge in helping ADC further accelerate its position in the marketplace."

"These two new board members add to an already strong and experienced board of directors at ADC and will serve to bring their seasoned industry experience to help ADC accelerate its growth when capital spending turns up again," added Roscitt.

The addition of Aunnunziata and Wangberg to the ADC Board of Directors brings ADC's board membership to ten directors.

About ADC

ADC is The Broadband Company™. ADC's fiber optics, network equipment, software and integration services make broadband communications a reality worldwide by enabling communications service providers to deliver high-speed Internet, data, video and voice services to consumers and businesses. ADC (Nasdaq:ADCT) is a Fortune 500 company with sales into nearly 100 countries. Learn more about ADC Telecommunications, Inc. at www.adc.com.

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  Exhibit 99.1
ADC Names New Members to its Board of Directors